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                                                                   EXHIBIT 23.2

The Board of Directors and Stockholders
Spanish Broadcasting System


The audits referred to in our report dated December 11, 1998, included the related financial statement schedule for the fiscal years ended September 29, 1996, September 28, 1997 and September 27, 1998 included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                       (signed) /s/ KPMG LLP

Miami, Florida
January 21, 1999